Exhibit 99.01
DENALI SOFTWARE, INC.
Index to Unaudited Condensed Consolidated Financial Statements
for the Three Months Ended March 31, 2010 and
Audited Consolidated Financial Statements for the
Year Ended December 31, 2009

REPORT OF INDEPENDENT AUDITORS
To the Board of Directors
and Shareholders of
Denali Software, Inc.
We have audited the accompanying consolidated balance sheet of Denali Software, Inc. as of December 31, 2009, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Denali Software, Inc. as of December 31, 2009, and the results of its consolidated operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
/s/ MOHLER, NIXON & WILLIAMS
Accountancy Corporation
Campbell, California
June 4, 2010

DENALI SOFTWARE, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2009	2010
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,267,291	$12,778,659
Short term investments	9,000,979	14,690,199
Accounts receivable, current portion	15,494,423	4,702,351
Deferred income taxes	5,031,131	4,997,736
Prepaid expenses and other current assets	1,238,525	1,834,402

Total current assets	50,032,349	39,003,347

Accounts receivable, less current portion	402,149	279,575
Property and equipment, net	818,054	753,905
Deferred income taxes	113,130	113,130
Long term investments	15,397,330	19,265,190
Other assets	661,831	667,884

Total Assets	$67,424,843	$60,083,031

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,718,182	$3,533,529
Deferred revenue, current portion	26,123,729	24,685,832
Income taxes payable	1,873,913	786,050

Total current liabilities	31,715,824	29,005,411
Deferred revenue, less current portion	11,639,003	9,701,638

Total liabilities	43,354,827	38,707,049

Commitments and contingencies (Note 5)

Shareholders’ Equity:
Common stock, no par value; 77,729,101 shares authorized at December 31, 2009 and March 31, 2010: 36,263,733 and 36,326,133 shares issued and outstanding at December 31, 2009 and March 31, 2010, respectively	4,885,013	4,989,879
Notes receivable from shareholders	(250,614)	(250,614)
Accumulated other comprehensive income	365,992	313,523
Retained earnings	19,069,625	16,323,194

Total shareholders’ equity	24,070,016	21,375,982

Total liabilities and shareholders’ equity	$67,424,843	$60,083,031

See accompanying notes to consolidated financial statements.

DENALI SOFTWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

		Three Months
	Year Ended	Ended
	December 31,	March 31,
	2009	2010
		(unaudited)
Revenue	$41,866,371	$11,964,150
Cost of revenue	3,346,539	1,059,891

Gross profit	38,519,832	10,904,259

Operating expenses:
Sales and marketing	10,658,493	3,924,890
Research and development	11,743,081	4,348,908
General and administrative	3,053,160	1,509,099

Total operating expenses	25,454,734	9,782,897

Income from operations	13,065,098	1,121,362

Interest and other income (expense), net	(91,744)	8,627

Income before provision for income taxes	12,973,354	1,129,989

Provision for income taxes	(4,173,130)	(376,420)

Net income	$8,800,224	$753,569

See accompanying notes to consolidated financial statements.

DENALI SOFTWARE, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the year ended December 31, 2009, and the three months ended March 31, 2010

				Notes	Accumulated
			Deferred	receivable	other		Total
	Common Stock		Stock-based	from	comprehensive	Retained	Shareholders’
	Shares	Amount	compensation	shareholders	income	earnings	equity
Balance at December 31, 2008	36,319,325	$4,580,314	$(2,308)	$(250,614)	$290,909	$10,269,401	$14,887,702

Exercise of common stock options by employees	20,198	2,396					2,396

Common stock repurchases	(75,790)	(156,885)					(156,885)

Amortization of deferred stock compensation			2,308				2,308

Stock-based compensation to employees		459,188					459,188

Comprehensive income:

Net income						8,800,224
Foreign currency translation					49,174
Unrealized gain on investment, net					25,909
Total comprehensive income							8,875,307

Balance at December 31, 2009	36,263,733	4,885,013	—	(250,614)	365,992	19,069,625	24,070,016

Exercise of common stock options by employees (unaudited)	62,400	624					624

Stock-based compensation to employees (unaudited)		104,242					104,242

Payment of cash dividend (unaudited)						(3,500,000)	(3,500,000)

Comprehensive income:

Net income (unaudited)						753,569
Foreign currency translation (unaudited)					(17,584)
Unrealized gain on investment, net (unaudited)					(34,885)
Total comprehensive income (unaudited)							701,100

Balance at March 31, 2010 (unaudited)	36,326,133	$4,989,879	$—	$(250,614)	$313,523	$16,323,194	$21,375,982

See accompanying notes to consolidated financial statements.

DENALI SOFTWARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Three Months
	December 31,	Ended
	2009	March 31, 2010
		(unaudited)
Cash flows from operating activities:
Net income	$8,800,224	$753,569
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	461,496	104,242
Disposal of property and equipment	—	1,088
Provision for doubtful accounts	152,228	20,000
Deferred income taxes	(907,668)	33,395
Depreciation and amortization	569,378	118,279
Changes in assets and liabilities:
Accounts receivable	(8,319,173)	10,894,646
Prepaid expenses and other current assets	2,253,072	(595,877)
Other assets	(34,451)	(6,053)
Accounts payable and accrued expenses	270,028	(184,653)
Accrued profit sharing	(6,009,401)	—
Income taxes payable	1,554,700	(1,087,863)
Deferred revenue	5,566,035	(3,375,262)

Net cash provided by operating activities	4,356,468	6,675,511

Cash flows from investing activities:
Purchase of property and equipment	(232,981)	(55,218)
Purchases of available for sale investments	(35,757,799)	(14,935,215)
Proceeds from available for sale maturities	17,293,500	5,343,250

Net cash used by investing activities	(18,697,280)	(9,647,183)

Cash flows from financing activities:
Payment of dividends	—	(3,500,000)
Proceeds from issuance of common stock	2,396	624
Repurchase of common stock	(156,885)	—

Net cash used by financing activities	(154,489)	(3,499,376)

Effect of exchange rate changes on cash	49,174	(17,584)

Net decrease in cash and cash equivalents	(14,446,127)	(6,488,632)
Cash and cash equivalents at beginning of period	33,713,418	19,267,291

Cash and cash equivalents at end of period	$19,267,291	$12,778,659

Supplemental disclosure of cash flow information
Cash paid for income taxes	$1,688,436	$1,400,000
See accompanying notes to consolidated financial statements.

DENALI SOFTWARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES
Denali Software, Inc. (the Company) is a California corporation engaged in providing complete software memory modeling solutions to chip designers to create models for memory components and subsystems. The Company was incorporated in California in June 1995.
Principles of consolidation — The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Denali Software K.K., Denali UK Ltd., Denali Design Systems Private Ltd., Denali Software Pte. Ltd. and Denali Software Korea, Ltd. Denali Software K.K., Denali UK Ltd., Denali Software Pte. Ltd. and Denali Software Korea, Ltd. manage the Company’s sales and marketing activities in the Asia-Pacific markets and the European markets. Denali Design Systems Private Ltd. serves as a research and development center. Intercompany accounts and transactions have been eliminated in consolidation.
Unaudited interim financial information — The accompanying unaudited interim consolidated balance sheet as of March 31, 2010 and the unaudited interim consolidated statements of operations, shareholders’ equity and cash flows for the three month period ended March 31, 2010, and the related footnote disclosures as of and for the three month period ended March 31, 2010 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting of normal recurring accruals considered necessary to present fairly the Company’s financial position as of March 31, 2010 and the results of operations and cash flows for the three month period ended March 31, 2010. The results of operations for the three months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010. These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2009.
Foreign currency translation — The functional currencies of the Company’s wholly-owned subsidiaries, Denali Software K.K., Denali UK Ltd., Denali Design Systems Private Ltd., Denali Software Korea, Ltd. and Denali Software Pte. Ltd., are the Japanese yen, British pound, Indian rupee, South Korean won and Singapore dollar, respectively. Accordingly, all assets and liabilities of the foreign operations are translated to U.S. dollars at period end exchange rates, and revenues and expenses are translated to U.S. dollars using average exchange rates in effect during the period. The gains and losses from foreign currency translation of these subsidiaries’ financial statements are recorded directly into a separate component of consolidated shareholders’ equity under the caption “Accumulated other comprehensive income.”
Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash equivalents — The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. As of December 31, 2009 and March 31, 2010 (unaudited), cash and cash equivalents consisted of cash deposited with banks and money market funds.

Restricted cash — The Company maintains a certificate of deposit of $75,000 at December 31, 2009 and March 31, 2010 (unaudited) with a bank as collateral against corporate credit card charges incurred by the Company, which would be used to cover costs in the event the Company defaults in its payment for these charges. The Company also maintains a certificate of deposit of approximately $10,000 at December 31, 2009 and March 31, 2010 (unaudited) with a bank primarily under a standby letter of credit agreement, serving as a security deposit for a merchant service account. The deposits are restricted and are classified in “Prepaid expenses and other current assets” on the accompanying consolidated balance sheets.
Concentrations of credit risk — Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, short-term investments and accounts receivable. The Company limits its exposure to loss by depositing its cash and cash equivalents with three financial institutions in the United States, which management believes to be of high credit quality. Such deposits may exceed federally insured limits at times.
The Company’s accounts receivable are derived primarily from revenue earned from customers located in the United States of America and Japan. The Company performs ongoing credit evaluations of its customers’ financial condition and requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon management’s experience and estimate of collectability of each account. To date, such losses have been within management’s expectations. As of December 31, 2009 and March 31, 2010, the Company has an allowance for doubtful accounts of approximately $405,000 and $425,000 (unaudited), respectively.
During the year ended December 31, 2009, no customers accounted for more than 10% of consolidated revenue. During the three months ended March 31, 2010, one customer accounted for 14% (unaudited) of consolidated revenue. As of December 31, 2009, two customers accounted for 28% and 11% of consolidated accounts receivable, respectively. As of March 31, 2010 (unaudited), no customer accounted for more than 10% of total consolidated accounts receivable.
Investments — The Company invests in debt securities. Debt securities consist of investments in municipal bonds and certificates of deposit and are classified as available-for-sale. Investments in debt securities totaled approximately $24,398,000 and $33,955,000 (unaudited) at December 31, 2009 and March 31, 2010, respectively. The debt securities are accounted for under the amortized cost method. The difference between amortized cost and fair value of debt securities was not significant at December 31, 2009 or March 31, 2010 (unaudited).
Property and equipment — Property and equipment is stated at historical cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the shorter of the estimated useful lives of the respective assets, generally three to five years, or the term of the related lease. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation is removed from the accounts and any resulting gain or loss is credited or charged to operations. Major additions and improvements are capitalized, while replacements, repairs and maintenance that do not extend the life of the asset are charged to operations.
Software development costs — Software development costs qualify for capitalization beginning when a product’s technical feasibility has been established, which to date has been when the Company has a working model of the software, and ending when a product is available for general release to customers. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs during the year ended December 31, 2009 or the three months ended March 31, 2010 (unaudited). Software development costs are included in research and development expense.
Long-lived assets — The Company reviews property and equipment and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount to the future undiscounted net cash flows which the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their estimated fair market value. There have been no impairments of long-lived assets through March 31, 2010 (unaudited).
Revenue recognition — Revenue is derived from the following transactions:
•	Software licenses to end users on a perpetual license basis;

•	Software licenses to end users on a subscription basis;

•	Bundled services and software licenses to end users;

•	Ongoing royalties from product licenses of source code to original equipment manufacturers; and

•	Post-contract customer support (PCS) from providing software updates and support to customers.
The Company recognizes revenue in accordance with all applicable accounting regulations, when all of the following conditions are met:
•	A signed contract or other persuasive evidence of an arrangement exists;

•	The software has been shipped or electronically delivered;

•	The license fee is fixed or determinable; and

•	The Company believes that the collection of these fees is reasonably assured.
Revenue from subscription license agreements, which includes software, rights to future products and maintenance, is recognized ratably over the term of the subscription period. Contracts that include both software licenses and professional services, whereby the professional services include either (i) significant customization or modification of the software or (ii) milestones or customer-specific acceptance criteria, are recognized on the completed-contract basis or the percentage-of-completion basis. Royalty revenue is recognized at the time it is earned based on royalty reports received from customers.
For contracts with multiple obligations, the Company allocates revenues to the undelivered element of the agreement based on vendor specific objective evidence (VSOE) of its fair value, and allocates revenues to the delivered element(s) under the residual method. For PCS, VSOE of fair value represents the price when such PCS is sold separately, or a substantive renewal rate is included in the arrangement. For other services, this objective evidence is the sales price of the element when sold separately by the Company. The Company recognizes PCS revenues, including amounts allocated from contracts with multiple elements, ratably over the period of the support contract. The Company’s PCS arrangements entitle customers to telephone support and unspecified upgrades and enhancements. Payments for PCS are generally made in advance and are nonrefundable.
Stock-based compensation — The Company uses the estimated grant date calculated value method of accounting for stock-based compensation. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of four years.

Advertising — Advertising costs are expensed as incurred. Advertising expense for the year ended December 31, 2009 and the three months ended March 31, 2010 was approximately $92,000 and $22,000 (unaudited), respectively.
Comprehensive income — Comprehensive income includes foreign currency translation gains and losses and unrealized gains and losses on investments, which is included as a separate component within shareholders’ equity. The Company has reported the components of comprehensive income on its consolidated statements of shareholders’ equity.
Segments — The Company operates in one reportable segment, using one measurement of profitability for its business. The disclosure of long-lived assets information, comprising property and equipment, based on the physical location of the assets, is approximately as follows at December 31, 2009 and March 31, 2010:

	December 31,	March 31,
	2009	2010
		(unaudited)
United States of America	$725,000	$664,000
International	93,000	90,000

Total	$818,000	$754,000

Revenues related to operations in the United States of America and Japan is approximately as follows for the year ended December 31, 2009 and the three months ended March 31, 2010:

		Three Months
	Year Ended	Ended
	December 31,	March 31,
	2009	2010
		(unaudited)
United States of America	$36,939,000	$11,108,000
Japan	4,927,000	856,000

Total	$41,866,000	$11,964,000

Income taxes — Effective January 1, 2009, the Company adopted a new accounting standard relevant to uncertain tax positions. The guidance requires a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company records a liability for the difference between the benefit recognized and measured pursuant to this guidance and the tax position taken or expected to be taken on the Company’s tax return. To the extent that the assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when the Company believes that certain positions might be challenged despite the Company’s belief that the tax return positions are fully supportable. The reserves are adjusted in light of changing facts and circumstances, such as the outcome of tax audits. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.
Income taxes are accounted for using an asset and liability approach, which requires the recognition of income taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced by a valuation allowance, if necessary, by the amount of any tax benefits that, based upon available evidence, are not expected to be realized.
Recent accounting pronouncements — In September 2009, the Financial Accounting Standards Board (FASB) issued authoritative guidance that applies to arrangements with multiple deliverables and provides another alternative for determining the selling price of deliverables. In addition, the residual method of allocating arrangement consideration is no longer permitted under this guidance. The guidance is effective for fiscal years beginning on or after June 15, 2010. The Company is currently evaluating the potential impact, if any, of the adoption of this guidance on its consolidated financial statements.
In September 2009, the FASB issued authoritative guidance which removes non-software components of tangible products and certain software components of tangible products from the scope of existing software revenue guidance, resulting in the recognition of revenue similar to that for other tangible products. It also requires expanded qualitative and quantitative disclosures. The guidance is effective for fiscal years beginning on or after June 15, 2010. As of March 31, 2010, the Company was evaluating the potential impact, if any, of the adoption of this guidance on its consolidated financial statements.
Subsequent events —The Company has evaluated subsequent events relating to the financial statements as of December 31, 2009 and for the three months ended March 31, 2010 (unaudited) through June 4, 2010, which is the date the consolidated financial statements were available to be issued.
NOTE 2 — FAIR VALUE MEASUREMENT
The fair value measurements standard establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under the standard are described below:
•	Level 1 – Quoted prices for identical instruments in active markets;

•	Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

•	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.
Following is a description of the valuation methodologies used for assets measured at fair value, which consists solely of level 1 investments. There have been no changes in the methodologies used at December 31, 2009 and March 31, 2010.
Municipal bonds: Valued at the closing price reported on the active market on which the individual securities are traded.
Certificates of deposit: Valued at cost plus accrued interest, which approximates fair value.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
NOTE 3 — PROPERTY AND EQUIPMENT
Property and equipment consisted of approximately the following at December 31, 2009 and March 31, 2010:

	December 31,	March 31,
	2009	2010
		(unaudited)
Computer equipment	$1,530,000	$1,557,000
Furniture and fixtures	226,000	254,000
Leasehold improvements	161,000	161,000
Software	1,518,000	1,521,000

Gross property and equipment	$3,435,000	$3,493,000

Less: accumulated depreciation and amortization	$(2,617,000)	$(2,739,000)

Net property and equipment	$818,000	$754,000

Depreciation and amortization expense for the year ended December 31, 2009 and the three months ended March 31, 2010 was approximately $569,000 and $118,000 (unaudited), respectively. Property and equipment includes approximately $79,000 of gross assets acquired under capital leases at December 31, 2009 and March 31, 2010 (unaudited). Related accumulated amortization was approximately $79,000 as of December 31, 2009 and March 31, 2010 (unaudited).
NOTE 4 — INCOME TAXES
The components of the provision for income taxes are as follows for the year ended December 31, 2009:

December 31,
2009
Current income tax expense:
Federal	$4,359,000
State	522,000
Foreign	195,000

Total current income tax expense	5,076,000

Deferred income tax expense:
Federal	(1,170,000)
State	(67,000)
Foreign	334,000

Total deferred income tax expense	(903,000)

Total provision of income taxes	$4,173,000

In 2009, income before provision for income taxes consisted of approximately $12,224,000 from the U.S. operations and $749,000 from foreign operations. In 2008, income before provision for income taxes consisted of approximately $2,193,000 from the U.S. operations and $955,000 from foreign operations. The difference between the U.S. statutory income tax rate of 35% and the Company’s effective tax rate of approximately 30%

and 10% for the years ended December 31, 2009 and 2008, respectively, is primarily due to research and development tax credits, state income taxes, nondeductible stock-based compensation and foreign income at other rates and is offset by federal and state tax credits.
As of December 31, 2009, United States income taxes were not provided for on a cumulative total of approximately $2,966,000 of undistributed earnings for the non-U.S. jurisdictions. If these undistributed earnings were repatriated to the United States, they would generate foreign tax credits to reduce the federal tax liability associated with the foreign dividend. The Company has no intention to repatriate earnings of the non-U.S. subsidiaries to the United States.
The components of temporary differences which give rise to deferred taxes are approximately as follows at December 31, 2009:

December 31,
2009
Deferred tax assets:
Tax credits	$160,000
Accrued liabilities and other	5,030,000
Deferred tax liabilities:
Depreciation and amortization	(46,000)

Net deferred tax assets	5,144,000
Less: current portion	(5,031,000)

Non-current portion	$(113,000)

As of December 31, 2007, the Company had utilized all federal and California state research and development tax credit carry forwards.
In 2009, the Company adopted a new accounting standard relevant to uncertain tax positions. The cumulative effect of the adoption resulted in no impact as of January 1, 2009. No liability related to uncertain tax positions is recorded in the financial statements. There was no interest or penalties accrued at the adoption date and at December 31, 2009.
The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, the Company is subject to examination by federal, state, and foreign taxing authorities. These audits include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state, local and foreign tax laws. Various federal, state and foreign jurisdiction tax years remain open to examination; though the Company believes any additional assessment will be immaterial to its consolidated financial statements.
NOTE 5 — COMMITMENTS AND CONTINGENCIES
Lease commitments — The Company leases its facilities under non cancelable operating leases with various expiration dates through 2014. Rent expense for the year ended December 31, 2009 and the three months ended March 31, 2010 was approximately $713,000 and $159,000 (unaudited), respectively. The Company records rent expense on a straight-line basis based on the graduated increases in the lease payments. The balance of deferred rent at December 31, 2009 and March 31, 2010 (unaudited) was approximately $12,000 in each case.

As of December 31, 2009, future minimum lease payments under non-cancelable operating leases are approximately as follows for each of the following years ending December 31.

(In thousands)
2010	$658,000
2011	159,000
2012	92,000
2013	92,000
2014	44,000

Total minimum lease payments	$1,045,000

As of March 31, 2010, future minimum lease payments under non-cancelable operating leases are approximately as follows for each of the following years ending December 31.

(In thousands)
(unaudited)
2010 – remaining period	$490,000
2011	159,000
2012	92,000
2013	92,000
2014	44,000

Total minimum lease payments	$877,000

Software license indemnity — Under the terms of the Company’s software license agreements with its customers, the Company agrees that in the event the software licensed infringes upon a United States patent, or copyright, or causes a misappropriation of a trade secret of a third party, it will indemnify its customer licensees, against any loss, expense or liability from any damages that may be awarded against its customer. The Company includes this infringement indemnification in all of its software license agreements and selected managed services arrangements. In the event the customer cannot use the software or service due to infringement and they cannot obtain the right to use, replace or modify the license or service in a commercially feasible manner so that it no longer infringes, then the Company may terminate the license and provide the customer a refund of the fees paid by the customer for the infringing license or service. The Company has recorded no liability associated with this indemnification, as it is not aware of any pending or threatened actions that are probable losses. Generally, the Company’s maximum liability is stipulated in these software licensing arrangements. In certain contracts, the liability is capped at the sum of the license fee under the arrangement.
General litigation — The Company is a potential defendant in lawsuits and claims arising in the ordinary course of business. While the outcome of such claims, lawsuits or other proceedings cannot be predicted with certainty, management expects that such liability, to the extent not provided by insurance or otherwise, will not have a material adverse effect on the Company’s financial position or results of operations.
NOTE 6 — COMMON STOCK
In June 2009, the Board of Directors Amended and Restated the Articles of Incorporation to create two classes of common stock, one for all outstanding shares of common stock, stock options and certain future equity grants that will be designated as Class A common stock (Class A), and a second for certain future equity grants that will be designated as Class B common stock (Class B). Class A will be entitled to 100 votes for each share outstanding and Class B will be entitled to one vote for each share outstanding. The number of no par value shares of common stock authorized was increased from 40,000,000 to 77,729,101 shares, of which 38,729,102 shares are designated as Class A and 38,999,999 shares are designated as Class B.

A portion of shares sold are subject to a right of repurchase by the Company and are subject to vesting, which is generally over a four-year period from the earlier of grant date or employee hire date, as applicable, until vesting is complete. At December 31, 2009 and March 31, 2010, shares subject to repurchase were approximately 8,000 and 6,000 (unaudited), respectively.
During 2009, the Company repurchased 75,790 shares of common stock from a shareholder for approximately $157,000.
NOTE 7 — STOCK-BASED COMPENSATION
Stock-based compensation expense for all share-based payment awards granted after January 1, 2006, and for previous awards modified, repurchased or cancelled after January 1, 2006, is based on the grant-date calculated value. The Company recognizes these compensation costs, net of an estimated forfeiture rate, over the requisite service period of the award, which is generally the option vesting term of four years. The Company estimated the forfeiture rate for the year ended December 31, 2009 and the three months ended March 31, 2010 based on its historical experience for annual grant years where the majority of the vesting terms have been satisfied.
For the year ended December 31, 2009 and the three months ended March 31, 2010, the Company recorded stock-based compensation expense, including amortization of deferred stock-based compensation, of approximately $461,000 and $104,000 (unaudited), respectively.
As of December 31, 2009, there was approximately $845,000 of unamortized stock-based compensation costs related to unvested stock options which is expected to be recognized over a weighted average period of 2.45 years. As of March 31, 2010, there was approximately $772,000 (unaudited) of unamortized stock-based compensation costs related to unvested stock options which is expected to be recognized over a weighted average period of 2.37 years (unaudited).
The calculated value of option grants was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

		Three Months
	Year Ended	Ended
	December 31,	March 31,
	2009	2010
		(unaudited)
Expected dividend yield (1)	0%	0%
Risk-free interest rate (2)	1.76-2.47%	2.42%
Expected volatility (3)	44-46%	43%
Expected life (in years) (4)	5	5

(1)	The Company has no future expectation of paying cash dividends on its common stock.

(2)	The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.

(3)	The Company estimates the volatility of its common stock at the date of grant based on the historical volatility of similar publicly traded companies.

(4)	The expected life of stock options granted under the Plans is based on historical exercise and cancellation patterns, which the Company believes are representative of future behavior. The expected life represents the period of time that options granted are expected to be outstanding.

In 2005, the Company issued 535,000 options to employees with a weighted average exercise price of $0.01 per share. Using the intrinsic value method, the Company recorded unearned stock-based compensation for the difference between the exercise price of the stock options and the fair value of the Company’s stock at the date of grant. This unearned stock-based compensation is amortized to expense over the period during which the options vest, generally four years. The amortization of deferred stock-based compensation has been reflected in Research and development cost and was $2,000 and $0 (unaudited) for the year ended December 31, 2009 and the three months ended March 31, 2010, respectively.
In March 2009, the Board of Directors approved the termination of the 1999 Equity Incentive Plan and approved the adoption of the 2009 Equity Incentive Plan (the 2009 Plan), collectively “the Plans.” The Plans provide for the granting of stock options to employees and consultants of the Company. Options granted under the Plans may be either incentive stock options or nonqualified stock options. Incentive stock options (ISO) may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options (NSO) may be granted to Company employees and consultants. In June 2009, the Board of Directors amended the 2009 Plan to approve a total of 26,627,716 shares of common stock to be reserved for issuance, of which 26,336,819 are designated as Class A and 290,897 are designated as Class B.
Options under the Plans may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. Options are exercisable immediately and early exercises under the 1999 Plan are subject to a repurchase option held by the Company which lapses over a maximum period of five years and at such times and under such conditions as determined by the Board of Directors. To date, options granted generally vest over four years.
Stock option activity for the year ended December 31, 2009 and the three months ended March 31, 2010 is as follows:

		Weighted	Weighted average
		average	remaining
		exercise price	contractual life
	Shares	per share	(in years)
Outstanding at December 31, 2008	2,377,342	$1.61	7.32
Options granted	288,256	$2.07
Options exercised	(20,198)	$0.12
Options cancelled/forfeited/expired	(188,466)	$1.98

Outstanding options at December 31, 2009	2,456,934	$1.65	7.09

Options granted (unaudited)	46,000	$3.22
Options exercised (unaudited)	(62,400)	$0.01
Options cancelled/forfeited/expired (unaudited)	(58,317)	$1.95

Outstanding options at March 31, 2010 (unaudited)	2,382,217	$1.72	5.94

Vested and expected to vest at December 31, 2009 (1)	2,417,275	$1.64	7.07
Vested and expected to vest at March 31, 2010 (1) (unaudited)	2,347,491	$1.71	5.92
Exercisable at December 31, 2009	1,555,089	$1.40	6.34
Exercisable at March 31, 2010 (unaudited)	1,554,242	$1.48	5.43

(1)	The expected to vest options are the result of applying the pre-vesting forfeiture rate assumptions to total outstanding options.

The total pretax intrinsic value of options exercised during the periods ended December 31, 2009 and March 31, 2010 was approximately $5,000 and $129,000 (unaudited), respectively. The intrinsic value is the difference between the estimated fair value of the Company’s common stock at the date of exercise and the exercise price for in-the-money options. The weighted average grant date calculated value of options granted during the year ended December 31, 2009 and the three months ended March 31, 2010 was $0.87 and $1.31 (unaudited), respectively.
Cash received from option exercises and purchases of shares under the Plans for the year ended December 31, 2009 and the three months ended March 31, 2010 was approximately $2,000 and $1,000 (unaudited), respectively.
Activity related to unvested early exercised stock options for the year ended December 31, 2009 and the three months ended March 31, 2010 is summarized as follows:

		Weighted
		average grant
	Shares	date fair value
Unvested at December 31, 2008	32,306	$0.75
Vested	(24,568)	$0.41

Unvested at December 31, 2009	7,738	$1.84
Vested (unaudited)	(1,328)	$1.84

Unvested at March 31, 2010 (unaudited)	6,410	$1.84

As of March 31, 2010 (unaudited), there was no unamortized stock-based compensation cost related to unvested early exercised stock. The total fair value of shares subject to repurchase for the year ended December 31, 2009 and the three months ended March 31, 2010 was approximately $14,000 and $12,000 (unaudited), respectively.
NOTE 8 — NOTES RECEIVABLE FROM SHAREHOLDERS
In 1999, the Company accepted full recourse promissory notes from two employee shareholders totaling approximately $251,000 to finance their purchase of 8,354,000 shares of the Company’s common stock. Interest on the notes is computed at a compounded annual rate of 4% starting at December 31, 2004, and 7% prior to September 2004, which was deemed to have been at fair value on the date of issuance of the notes for the individual shareholders. Principal and accrued interest are due at maturity in 2009. The notes are included in shareholders’ equity and the related exercised options are being accounted for as a fixed award. In March 2009, the notes receivable from shareholders were amended and restated to extend the due date through March 2018 and the interest rate was amended to a compounded annual rate of 1.94%.
NOTE 9 — BENEFIT PLAN
401(k) profit sharing plan — During 2001, the Company formed a 401(k) Profit Sharing Plan (the 401(k) Plan) under Section 401(k) of the Internal Revenue Code. The 401(k) Plan is available to all full-time employees and allows employees to make contributions up to a specified percentage of their compensation. Under the 401(k) Plan, the Company may, but is not required to, make discretionary contributions. In 2007, the Company began matching employee contributions in the 401(k) Plan up to a maximum of $2,500 of each eligible participant’s compensation contributed to the 401(k) Plan.
NOTE 10 — SUBSEQUENT EVENTS
In February 2010, the Board of Directors approved and declared a cash dividend on the Company’s common stock aggregating approximately $3,500,000. The dividend was paid during the first quarter of 2010. Also in

February 2010, the Board of Directors approved discretionary profit sharing contributions of approximately $3,000,000. The amount was paid during the first quarter of 2010.
In May 2010, Cadence Design Systems, Inc. entered into a definitive merger agreement to acquire the Company for $315,000,000 in cash. The merger was completed June 17, 2010.